Exhibit 17.2

January 18, 2017

Michael A. Goldstein

Authentidate holding Corp

Corporate Counsel

Becker & Poliakoff

45 Broadway, 8th Floor

New York, NY 10006

Mr. Goldstein,

I strongly disagree with the content of the 8k disclosure.  The disclosure contains misrepresentation of the facts and makes unsubstantiated allegation, such as “my positions were more aligned with those of Mr. Hersperger rather than the Company.”  This allegation is simply not true.  I have always upheld my duty of loyalty to the Company.  Any unpopular adversarial actions I may have undertaken were to bring resolve to the many behavioral, organizational and performance deficiencies facing management that continue to go unresolved.  My actions were solely focused on strengthening value for all shareholders and never for the benefit of one individual or group of shareholders.

Furthermore, I don’t understand the short window to respond to the disclosure that was afforded me, since you have known of my resignation for some time.

Sincerely,

Ronald C. Oklewicz